Exhibit 99.1

News

FOR IMMEDIATE RELEASE	Contact:	Cathy Maloney
VP, Investor Relations
774-512-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS JANUARY SALES RESULTS

WESTBOROUGH, MA – February 3, 2011 – BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported that sales for January 2011 increased by 6.5% to $779.8 million from $732.5 million in January 2010. Comparable club sales for January 2011 increased by 2.7%, including a contribution from sales of gasoline of 2.4%. Excluding the impact of gasoline, merchandise comparable club sales increased by approximately 0.3%. Severe snow storms affecting the Northeast and Mid-Atlantic regions had a negative impact on merchandise comparable club sales of approximately 2.5%.

For January 2010, the Company reported a comparable club sales increase of 8.4%, including a contribution from sales of gasoline of approximately 5.5%. Excluding gasoline sales, merchandise comparable club sales increased by 2.9% in January 2010.

For the fourth quarter ended January 29, 2011, total sales increased by 7.3% to $2.9 billion from $2.7 billion last year, and comparable club sales increased by 3.8%, including a contribution from sales of gasoline of 2.1%. Excluding gasoline, merchandise comparable club sales increased by 1.7%. For the fourth quarter ended January 30, 2010, comparable club sales increased by 4.6%, including a contribution from sales of gasoline of 2.3%. Excluding gasoline, merchandise comparable club sales increased by 2.3%.

For the year ended January 29, 2011, total sales increased by 8.3% to $10.6 billion from $9.8 billion last year, and comparable club sales increased by 4.4%, including a contribution from sales of gasoline of 2.0%. Excluding gasoline, merchandise comparable club sales increased by 2.4%. For the year ended January 30, 2010, comparable club sales decreased by 1.9%, including a negative impact from sales of gasoline of 5.9%. Excluding gasoline, merchandise comparable club sales increased by 4.0%.

	Four Weeks Ended January 29, 2011	Thirteen Weeks Ended January 29, 2011	Fifty-two Weeks Ended January 29, 2011
Comparable club sales	2.7%	3.8%	4.4%
Impact of gasoline sales	2.4%	2.1%	2.0%
Merchandise comparable club sales	0.3%	1.7%	2.4%

-More-

BJ’s Wholesale Club

February 3, 2011

Sales Results for January 2011

($ in thousands)

Four Weeks Ended		% Change
January 29, 2011	January 30, 2010	Net Sales	Comp. Sales
$779,793	$732,512	6.5%	2.7%

Thirteen Weeks Ended		% Change
January 29, 2011	January 30, 2010	Net Sales	Comp. Sales
$2,898,149	$2,701,227	7.3%	3.8%

Fifty-Two Weeks Ended		% Change
January 29, 2011	January 30, 2010	Net Sales	Comp. Sales
$10,631,312	$9,820,906	8.3%	4.4%

The Company provided the following additional information regarding comparable club sales for January 2011:

•	Sales increased in weeks one, three and four. Sales were flat in week two, due primarily to winter storms in the Northeast and Mid-Atlantic regions.

•	Comparable club sales increased in the Mid-Atlantic, Southeast and Upstate New York regions, with the highest increase in the Southeast. Sales decreased in the New England and Metro New York regions.

•	Excluding sales of gasoline, traffic was approximately flat to last year and the average transaction amount increased by approximately 1%.

•	Sales of food increased by approximately 2% and sales of general merchandise decreased by approximately 2%.

•

Departments with the strongest sales increases compared to last year included dairy, deli, health and wellness, meat, milk, prepared foods, produce, small appliances and winter supplies. Departments with weaker sales compared to last year included apparel, baby food, beauty care, diapers, plates/utensils, pre-recorded video, soda, televisions and water.

About BJ’s Wholesale Club

BJ’s introduced the wholesale club concept to New England in 1984 and has since expanded to become a leading warehouse chain in the eastern United States. As of January 29, 2011, the Company operated 189 warehouse clubs in 15 states. BJ’s press releases and filings with the SEC are available on the Internet at www.bjsinvestor.com.

Fourth Quarter and Year-end Conference Call Scheduled for March 2, 2011

On Wednesday, March 2, 2011, BJ’s plans to announce the Company’s financial results for the fourth quarter and full year ending January 29, 2011, as well as sales results for the month of February 2011. Also on Wednesday, March 2, 2011, the Company plans to hold a conference call at 8:30 a.m. Eastern Time to discuss fourth quarter and full year results. To access the webcast (including reconciliation information with respect to any non-GAAP financial measures being presented), visit www.bjsinvestor.com. An archive of the webcast will be available for approximately 90 days following the call.

###